Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

June 30, 2011

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on August 31, 2010, a registration statement on Form F-3ASR (File No. 333-169119) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.  The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against

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payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$440,000 Notes due June 29, 2015 Linked to the Performance of a Basket of Commodities C-303	June 30, 2011

$ 534,000 Annual AutoCallable Notes Due July 2, 2014 linked to the performance of the Russell 2000® Index	June 30, 2011

$2,760,000 Digital Notes due December 31, 2012 Linked to the Performance of the iShares® MSCI EAFE Index Fund E-6619	June 30, 2011

$940,000 Buffered Super TrackSM Notes due June 30, 2016 Linked to the Performance of the Dow Jones Industrial AverageSM E-6607	June 30, 2011

$10,000,000 11.75% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of Arch Coal, Inc.)	June 30, 2011

$10,000,000 10.50% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of Peabody Energy Corporation)	June 30, 2011

$10,000,000 10.00% Exchangeable Notes due June 29, 2012 (Linked to the American Depositary Share of Nokia Corporation)	June 30, 2011

$10,000,000 9.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Research in Motion Limited)	June 30, 2011

$1,000,000 11.00% Exchangeable Notes due September 30, 2011 (Linked to the Common Stock of AK Steel Holding Corporation)	June 30, 2011

$1,000,000 10.65% Exchangeable Notes due September 30, 2011 (Linked to the Common Stock of Micron Technology, Inc.)	June 30, 2011

$1,000,000 15.10% Exchangeable Notes due September 30, 2011 (Linked to the Common Stock of Hecla Mining Company)	June 30, 2011

$2,799,550 Barclays Bank PLC Contingent Return Optimization Securities Linked to the Russell 2000® Index due June 28, 2013	June 30, 2011

$3,308,000 4.70% Callable Fixed Rate Notes due June 30, 2031	June 30, 2011

$2,402,000 Callable Step Up Fixed Rate Notes due June 30, 2027	June 30, 2011

$780,000 4.20% Callable Fixed Rate Notes due June 30, 2024	June 30, 2011

$179,000 3.60% Fixed Rate Notes due June 30, 2022	June 30, 2011

$2,500,000 Buffered Super TrackSM Notes due July 1, 2016 Linked to the Performance of the S&P 500® Index	June 30, 2011

$1,310,000 Notes due June 30, 2014 Linked to the Performance of a Basket of Asian Currencies Relative to the U.S. Dollar	June 30, 2011

$1,860,000 Callable Floating Rate Notes due July 2, 2013 Linked to the Performance of the Russell 2000® Index	June 30, 2011

$1,697,500 Barclays Bank PLC Trigger Performance Securities Linked to an International Fund Basket due June 30, 2016	June 30, 2011

$10,000,000 10.50% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of National Oilwell Varco,	June 30, 2011

Inc.)

$10,000,000 10.60% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of Joy Global Inc.)	June 30, 2011

$10,000,000 11.00% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of MGM Resorts International)	June 30, 2011

$10,000,000 11.50% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of Petrohawk Energy Corporation)	June 30, 2011

$1,000,000 10.25% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of SunTrust Banks, Inc.)	June 30, 2011

$1,000,000 10.50% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of United States Steel Corporation)	June 30, 2011

$10,000,000 10.75% Exchangeable Notes due December 30, 2011 (Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.)	June 30, 2011

$10,000,000 12.10% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Patriot Coal Corporation)	June 30, 2011

$1,381,000 Barclays Bank PLC Double Short Leverage Securities Linked to the Barclays Capital 30Y Treasury Futures IndexTM Due June 20, 2014	June 30, 2011